EXHIBIT 8.1

List of Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of Incorporation

Yirendai Hong Kong Limited	Hong Kong
Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd.	PRC
Chongqing Heng Yu Da Technology Co., Ltd.	PRC

Consolidated variable interest entities:

Heng Cheng Technology Development (Beijing) Co., Ltd.	PRC
Yiren Financial Information Service (Beijing) Co., Ltd.	PRC
Huijin No. 28 Single Capital Trust E1(1)	PRC
Yiren Elite Loan Trust Beneficial Right Asset Backed Special Plan(2)	PRC
Huijin No. 28 Single Capital Trust E2(3)	PRC
CreditEase Wealth Consumer Credit Investment Fund(4)	PRC

(1)                                 Huijin No. 28 Single Capital Trust E1 (the “Trust No. 1”) is a trust established in the PRC and administered by an independent third-party state-owned trust company. In October 2015, the registrant entered into a business relationship with Trust No. 1, which invested in loans through the registrant’s platform using funds received from its investor. Based on the contractual arrangement between the registrant and Trust No. 1, the registrant is deemed to hold variable interest in Trust No. 1. Accordingly, the registrant has consolidated Trust No.1’s assets, liabilities, results of operations and cash flows in its consolidated financial statements included in this annual report. Please see Note 2 to the audited consolidated financial statements included in this annual report for the details of the basis of consolidation of Trust No. 1.

(2)                                 Yiren Elite Loan Trust Beneficial Right Asset Backed Special Plan (the “ABS Plan”) was created by China International Capital Corporation Limited to host the beneficiary rights in Trust No. 1, which were acquired from Fund No. 1.  In April 2016, securities were issued and listed on the Shenzhen Stock Exchange under the ABS Plan, among which the registrant purchased RMB47.5 million (US$6.8 million) Senior A Tranche securities, representing 19% of total securities issued under the ABS Plan.  Please see Note 2 to the audited consolidated financial statements included in this annual report for the details of the basis of consolidation of the ABS Plan.

(3)                                 Huijin No. 28 Single Capital Trust E2 (the “Trust No. 2”) is a trust established in the PRC and administered by an independent third-party state-owned trust company. In July 2016, the registrant entered into a business relationship with Trust No. 2, which invested in loans through the registrant’s platform using funds received from its investor. Based on the contractual arrangement between the registrant and Trust No. 2, the registrant is deemed to hold variable interest in Trust No. 2. Accordingly, the registrant has consolidated Trust No. 2’s assets, liabilities, results of operations and cash flows in its consolidated financial statements included in this annual report. Please see Note 2 to the consolidated financial statements included in this annual report for the details of the basis of consolidation of Trust No. 2.

(4)                                 CreditEase Wealth Consumer Credit Investment Fund is the settlor and initial beneficiary of Trust No. 2. Heng Cheng Technology Development (Beijing) Co, Ltd. is one of the ultimate investors of the fund which has invested RMB30.0 million (US$4.3 million) in the fund.  Please see Note 2 to the audited consolidated financial statements included in this annual report for the details of the basis of consolidation of the ABS Plan.